EXHIBIT E(1)(i)

SCHEDULE OF APPROVALS

with respect to the

DISTRIBUTION AGREEMENT

between

ING VP NATURAL RESOURCES TRUST

and

ING FUNDS DISTRIBUTOR, LLC

(formerly ING Funds Distributor, Inc.)

Trust
ING VP Natural Resource Trust